Exhibit 99.2
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$261,286	$280,347	$503,684	$497,419
Operating expenses:
Direct operating expenses(1)	181,320	180,332	373,219	359,291
Selling, general and administrative expenses(1)	51,298	56,428	106,294	108,385
Corporate expenses(1)	10,611	12,653	21,667	25,209
Depreciation and amortization	16,602	18,779	35,060	38,223
Other operating income, net(2)	(11,269)	(3,419)	(110,971)	(1,640)
Operating income (loss)	12,724	15,574	78,415	(32,049)
Interest expense, net	(11,323)	(10,111)	(22,896)	(20,132)
Other income (expense), net	12,884	(32,569)	23,520	(44,379)
Income (loss) before income taxes	14,285	(27,106)	79,039	(96,560)
Income tax expense	(1,181)	(3,669)	(1,223)	(581)
Consolidated net income (loss)	13,104	(30,775)	77,816	(97,141)
Less amount attributable to noncontrolling interest	10	(66)	33	(66)
Net income (loss) attributable to the Company	$13,094	$(30,709)	$77,783	$(97,075)

(1)Excludes depreciation and amortization
(2)Other operating income, net, includes a gain of $11.2 million from sale of the former business in Italy during the three and six months ended June 30, 2023 and a gain of $96.4 million from the sale of the former business in Switzerland during the six months ended June 30, 2023.